UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 27, 2015

WILLIAM LYON HOMES

(Exact name of registrant as specified in its charter)

Delaware	001-31625	33-0864902
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

4695 MacArthur Court, 8th Floor

Newport Beach, California 92660

(Address of principal executive offices) (Zip Code)

(949) 833-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 27, 2015, William Lyon Homes, Inc., a California corporation (the “Borrower”) and a wholly-owned subsidiary of William Lyon Homes, a Delaware corporation (the “Parent” and together with the Borrower, the “Company”), and the Parent entered into an amendment and restatement agreement (the “Amendment and Restatement Agreement”), pursuant to which the existing credit agreement among the Borrower, the Parent, Credit Suisse AG, as administrative agent, and the other lenders party thereto (each a “Lender” and together, the “Lenders”) was amended and restated in its entirety (as so amended and restated, the “Amended Facility”). The Amended Facility was arranged by Credit Suisse AG, who will serve as the administrative agent and is a Lender. The Amended Facility amends and restates the Company’s previous $100.0 million revolving credit facility and provides for total lending commitments of $130.0 million. In addition, the Amended Facility has an uncommitted accordion feature under which the Borrower may increase the total principal amount up to a maximum aggregate of $200.0 million under certain circumstances (up from a maximum aggregate of $125.0 million under the previous facility), as well as a sublimit of $50.0 million for letters of credit, provides certain improvements on pricing terms and borrowing base calculations as compared to the previous facility, and extends the maturity date of the previous facility by one year to August 7, 2017.

The Amended Facility contains various covenants, including financial covenants relating to tangible net worth, leverage, liquidity and interest coverage, as well as a limitation on investments in joint ventures and non-guarantor subsidiaries. The Amended Facility contains customary events of default, subject to cure periods in certain circumstances, including: nonpayment of principal, interest and fees or other amounts; violation of covenants; inaccuracy of representations and warranties; cross default to certain other indebtedness; unpaid judgments; and certain bankruptcy and other insolvency events. The occurrence of any event of default could result in the termination of the commitments under the Amended Facility and permit the Lenders to accelerate payment on outstanding borrowings under the Amended Facility and require cash collateralization of outstanding letters of credit. If a change in control (as defined in the Amended Facility) occurs, the Lenders may terminate the commitments under the Amended Facility and require that the Borrower repay outstanding borrowings under the Amended Facility and cash collateralize outstanding letters of credit. Interest rates on borrowings generally will be based on either LIBOR or a base rate, plus the applicable spread. The commitment fee on the unused portion of the Amended Facility currently accrues at an annual rate of 0.50%.

Borrowings under the Amended Facility, the availability of which is subject to a borrowing base formula, are required to be guaranteed by the Parent and certain of the Parent’s direct and indirect wholly-owned subsidiaries (such subsidiaries, the “Guarantors”), are secured by a pledge of all equity interests held by the Guarantors and the Company (with certain exceptions), and may be used for general corporate purposes.

The Company has banking relationships in the ordinary course of its business with Credit Suisse AG and with certain of the other Lenders. In addition, Credit Suisse AG and their respective affiliates, and the other Lenders and their respective affiliates, have in the past performed commercial banking, investment banking, underwriting, and/or advisory services for the Company from time to time for which they have received customary fees and reimbursement of expenses, and may, from time to time, engage in transactions with and perform services for the Company for which they may receive customary fees and reimbursement of expenses.

Item 2.03 Creation of a Direct Financial Obligation

The information set forth in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2015

WILLIAM LYON HOMES

By:	/s/ Colin T. Severn
Name:	Colin T. Severn
Its:	Vice President and Chief Financial Officer